Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of the 27th day of January 2015, between Dallas E. Lucas (the “Executive”) and TIER REIT, Inc. (formerly known as Behringer Harvard REIT I, Inc.), a Maryland corporation (the “Company”), and Tier Operating Partnership LP (formerly known as Behringer Harvard Operating Partnership I LP), a Texas limited partnership (the “Operating Partnership” and together with the Company, the “Employers”).
WHEREAS, the Executive and the Employers entered into that certain Employment Agreement, dated September 1, 2012, as amended (the “Agreement”), pursuant to which the Executive is currently employed by the Employers; and
WHEREAS, the Executive and the Employers mutually desire to amend the Agreement to (a) adjust the percentages for target annual cash incentive compensation and target annual long-term incentive award and (b) address the possibility of the imposition of excise taxes under certain circumstances;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuation consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1.Recitals. The recitals contained in this Amendment are hereby incorporated into, and made an integral part of, this Amendment. All defined terms used herein that are not otherwise defined shall have the same meaning ascribed to them in the Agreement.
2.    Cash Incentive Compensation. The second sentence of Section 2(b) is hereby amended and restated as follows:
“(b) The Executive’s target annual cash incentive compensation shall be 120% of his base salary.”
3.    Long-Term Equity Incentive Awards. The second sentence of Section 2(c) is hereby amended and restated as follows:
“(c) The Executive’s target annual long-term incentive award shall be equal to at least 82% of his combined base salary and target annual cash incentive compensation attributable to such calendar year during the Term.”
4.    Special Tax Provision. The Agreement is hereby amended by deleting Section 5(c) in its entirety and substituting the following:
“(c)    Special Tax Provision.
(i)    Tax Gross-Up Payment for Excise Taxes. This Section 5(c)(i) shall apply if the shares of the Company’s common

Exhibit 10.2

stock, $0.0001 par value (the “Shares”), are not listed on a national securities exchange.
(A)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the amount of any compensation, payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) and the Executive’s Aggregate Payments result in the Executive receiving total “parachute payments” within the meaning of Section 280G(b)(2) of the Code, which equal at least 110 percent of the maximum amount the Executive would be entitled to receive without being subject to the Excise Tax (the “Maximum Amount”), then the Executive shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Aggregate Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section 5(c)(i)(A), and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Aggregate Payments.
(B)    Subject to the provisions of Section 5(c)(i)(C) below, all determinations required to be made under this Section 5(c), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Employers (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income

Exhibit 10.2

taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this Section 5(c)(i)(B), shall be paid to the relevant tax authorities as withholding taxes on behalf of the Executive at such time or times when each Excise Tax payment is due. Any determination by the Accounting Firm shall be binding upon the Employers and the Executive.
(C)    If the Internal Revenue Service adjusts the computation of the Employers and as a result, the Executive did not receive a sufficient Gross-Up Payment, the Employers shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as reasonably determined by the Compensation Committee. If, after a Gross-Up Payment by the Employers on behalf of the Executive pursuant to this Section 5(c)(i)(A), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Employers the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
(D)    If the Executive’s Aggregate Payments would result in less than 110 percent of the Maximum Amount, the Executive’s Aggregate Payments shall be capped at the Maximum Amount. Any reduction shall be in the order provided in Section 5(c)(ii)(A) below.
(ii)    Additional Limitation. This Section 5(c)(ii) shall apply if the Shares are listed on a national securities exchange.
(A)    Anything in this Agreement to the contrary notwithstanding, in the event that the Aggregate Payments would be subject to the Excise Tax, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the Excise Tax; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in

Exhibit 10.2

the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(B)    For purposes hereof, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(C)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(c)(ii) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Employers and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Executive. Any determination by the Accounting Firm shall be binding upon the Employers and the Executive.”
5.    Binding Effect of Amendment. This Amendment shall be binding on all successors and assigns of the parties hereof.
6.    Severability. The enforceability or invalidity of any provision of this Amendment shall not affect the enforceability or validity of any other provision.
7.    Headings. The headings have been inserted solely as a matter of convenience to the parties and shall not affect the construction or meaning thereof.

Exhibit 10.2

8.    Ratification. The Executive and the Employers hereby ratify and confirm their respective obligations under the Agreement, as modified by this Amendment. If any inconsistency exists or arises between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

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Exhibit 10.2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
TIER REIT, INC.

By: /s/ Scott W. Fordham
Name:    Scott W. Fordham
Title:    Chief Executive Officer and President

TIER OPERATING PARTNERSHIP LP
By:     Tier GP, Inc.,
its General Partner

By: /s/ Scott W. Fordham
Name:    Scott W. Fordham
Title:    Chief Executive Officer and President

EXECUTIVE:

/s/ Dallas E. Lucas
Dallas E. Lucas

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